EXHIBIT 99

Standard Parking Corporation Announces First Quarter 2012 Results

Company Reports 13% Increase in Adjusted EPS and Affirms 2012 Guidance

CHICAGO, May 9, 2012 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced first quarter 2012 results. The 2012 first quarter's reported earnings per share was $0.14, which includes $0.12 per share for costs incurred during the quarter related to the proposed merger with Central Parking Corporation, which was announced on February 29, 2012. Without these costs, the quarter's adjusted earnings per share would have been $0.26, a 13% increase over the first quarter of 2011.

CEO Commentary

James A. Wilhelm, President and Chief Executive Officer, said, "During the first quarter, we announced our intent to merge with Central Parking and produced solid operating results across the business compared to the first quarter of 2011. The first quarter's total gross profit this year was up 7%, and same location gross profit increased 5%. Paid exits at same leased locations increased 3% as compared to the first quarter of 2011. We maintained our excellent location and operating profit retention rates of 91% and 96%, respectively, compared to the end of last year. These metrics suggest to us that the Company is well positioned to grow as economic conditions improve."

Mr. Wilhelm also noted that, "The first quarter's performance demonstrates our ability to maintain our focus regarding our day-to-day business operations without distraction from the planning associated with our pending merger with Central Parking. That deal continues to move forward on schedule with a view towards a closing by the end of the third quarter."

First Quarter Operating Results

Revenue of $85.5 million for the first quarter of 2012, excluding reimbursement of management contract expense, was an increase of 5% compared to $81.2 million in the first quarter of 2011, with both lease and management revenue contributing to the growth.

Gross profit increased in the quarter by 7% to $21.6 million from $20.2 million in the same period last year. Lower snow removal costs as a result of a mild winter across most of the country contributed to an overall 5% growth in same location gross profit.

General and administrative (G&A) expenses for the first quarter were $15.0 million, an increase of 35% compared to $11.2 million in the first quarter of 2011. This change was primarily due to $3.2 million of costs associated with the proposed merger with Central Parking. Without these merger-related costs, G&A would have increased 6%. While the Company experienced a first quarter G&A uptick, the run rate for the remainder of 2012 is expected to average approximately $11.5 million per quarter, in line with the Company's second half 2011 G&A expenses of $11.4 million per quarter, all excluding merger-related costs. On a full-year basis, G&A expenses for 2012 is expected to be approximately 2% higher when compared to 2011, excluding merger and acquisition related costs for both years.

Net income attributable to the Company was $2.2 million, or $0.14 per share, for the first quarter of 2012 compared to $3.8 million, or $0.23 per share, for the same period of 2011. Excluding the $0.12 per share impact of merger-related costs incurred during the quarter, 2012 first quarter net income attributable to the Company would have been $0.26 per share.

The Company had a negative $10.0 million of free cash flow during the first quarter of 2012, as compared with $6.0 million of positive free cash flow generated in the first quarter of 2011. As expected, unusually favorable movements in working capital at the end of 2011 reversed out in the first quarter of 2012, and $2.7 million of cash was consumed by merger-related activities. In addition, there was a temporary increase in accounts receivable at several large airports at the end of the 2012 first quarter that is expected to normalize during the year.

Affirms 2012 Outlook

The Company affirms its full-year earnings per share guidance in the range of $1.25 - $1.35 and its full-year free cash flow guidance of between $20 - $25 million. These numbers exclude year-to-date costs as well as future revenue and costs related to the proposed Central Parking merger.

Recent Developments

At the Company's annual meeting held on April 25, 2012, the Company's shareholders voted in accordance with the Board's recommendations. Specifically, the shareholders:

  Voted for the election of the proposed slate of five directors;
  Provided an advisory vote in favor of the compensation of our named executive officers; and
  Ratified the appointment of Ernst & Young LLP as the Company's auditors for fiscal 2012.

Noteworthy contract activity during the quarter included the following:

  Standard Parking was selected to provide parking and transportation services at the Bob Hope Airport in Burbank, California. The operation includes 4,425 self park spaces, more than 2,000 valet spaces and 14 shuttle buses operated by approximately 200 employees.
  AG Simpson, a large automotive parts manufacturer, awarded a security services contract to SP Plus® Security Services. The services to be provided include static guard service, sub-contract guard service and remote monitoring at four plants in Ontario, Canada.
  Standard Parking was awarded a contract to manage the 435-space underground parking garage serving Olympia Centre, a 63-story mixed use property located on Chicago's Magnificent Mile. The property is comprised of Class A office space, a department store and 40-floors of luxury condominiums.
  The City of Fort Worth, Texas selected SP Plus® Maintenance to manage and lead Phase II of a project for the Will Rogers Memorial Center. The project will include paving and drainage, electrical, street lighting, irrigation and large scale landscaping to beautify a major thoroughfare leading into the Will Rogers campus.
  The Company's relationship with Jamison Services, Inc. in Southern California expanded with the award of parking management contracts for the World Trade Center and Royal Beverly Glen properties in Los Angeles.
  Loss of the Alberta Health parking management contract in Calgary, Canada, as had been contemplated in the Company's earnings guidance. This contract was cancelled due to a strategic decision by the Provincial Health Board to perform all parking services in-house.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, May 10, 2012 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 parking facilities, containing approximately 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Affirms 2012 Outlook" and other expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "predict," "project" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction between the Company and Central Parking is not completed on a timely basis or at all; the ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that the Company or Central Parking may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of the Company's major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and the Company's ability to obtain performance bonds on acceptable terms.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the Company's calculation of free cash flow has been modified to deduct for the distribution to noncontrolling interest holders, which was previously reported as part of net cash from operating activities. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

In addition, in this press release, the Company has presented non-GAAP measures of its general and administrative expenses, net income and earnings per share for the first quarter of 2012 adjusted to exclude expenses incurred with respect to the proposed Central Parking merger. As the company does not routinely engage in transactions of the magnitude of the Central Parking merger transaction, and consequently does not regularly incur transaction related expenses with correlative size, the Company believes presenting G&A, net income and EPS excluding merger related expenses provides investors with additional measures of the Company's underlying operating performance. General and administrative expenses excluding merger related expenses (also referred to as adjusted G&A), net income excluding merger related expenses (also referred to as adjusted net income) and EPS excluding merger related expenses (also referred to as adjusted EPS) should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than G&A, net income attributable to the Company or EPS as determined in accordance with GAAP. In addition, the Company's adjusted G&A, adjusted net income and adjusted EPS may not be comparable to similarly titled measures of another company.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 9,047	$ 13,220
Notes and accounts receivable, net	55,964	46,396
Prepaid expenses and supplies	2,770	2,419
Deferred taxes	2,745	2,745
Total current assets	70,526	64,780
Leasehold improvements, equipment and construction in progress, net	16,297	16,732
Advances and deposits	4,404	5,261
Long-term receivables, net	14,956	14,177
Intangible and other assets, net	9,935	9,420
Cost of contracts, net	13,914	14,286
Goodwill	132,530	132,417
Total assets	$ 262,562	$ 257,073
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,690	$ 44,747
Accrued and other current liabilities	30,244	41,304
Current portion of long-term borrowings	707	754
Total current liabilities	79,641	86,805
Deferred taxes	13,496	12,981
Long-term borrowings, excluding current portion	87,835	81,259
Other long-term liabilities	28,971	26,386
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	―	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,617,377 and 15,464,864 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	15	15
Additional paid-in capital	93,358	92,662
Accumulated other comprehensive loss	(232)	(318)
Accumulated deficit	(40,436)	(42,632)
Total Standard Parking Corporation stockholders' equity	52,705	49,727
Noncontrolling interest	(86)	(85)
Total equity	52,619	49,642
Total liabilities and stockholders' equity	$ 262,562	$ 257,073

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Parking services revenue:
Lease contracts	$ 37,544	$ 35,205
Management contracts	47,964	45,954
	85,508	81,159
Reimbursed management contract revenue	103,937	101,124
Total revenue	189,445	182,283
Cost of parking services:
Lease contracts	35,387	33,499
Management contracts	28,492	27,492
	63,879	60,991
Reimbursed management contract expense	103,937	101,124
Total cost of parking services	167,816	162,115
Gross profit:
Lease contracts	2,157	1,706
Management contracts	19,472	18,462
Total gross profit	21,629	20,168
General and administrative expenses	15,045	11,182
Depreciation and amortization	1,728	1,533
Operating income	4,856	7,453
Other expenses (income):
Interest expense	1,130	1,169
Interest income	(70)	(60)
	1,060	1,109
Income before income taxes	3,796	6,344
Income tax expense	1,528	2,479
Net income	2,268	3,865
Less: Net income attributable to noncontrolling interest	72	86
Net income attributable to Standard Parking Corporation	$ 2,196	$ 3,779
Common stock data:
Net income per share:
Basic	$ 0.14	$ 0.24
Diluted	$ 0.14	$ 0.23
Weighted average shares outstanding:
Basic	15,563,914	15,790,875
Diluted	15,820,118	16,146,106

STANDARD PARKING CORPORATION
CALCULATION OF ADJUSTED G&A, ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
General and administrative expenses, as reported	$15,045	$11,182
Merger and acquisition related costs	(3,208)	(11)
Adjusted G&A	$11,837	$11,171

Net income attributable to Standard Parking Corporation, as reported	$2,196	$3,779
Merger and acquisition related costs (after tax)	1,917	7
Adjusted net income attributable to Standard Parking Corporation	$4,113	$3,786

EPS, as reported	$0.14	$0.23
EPS attributable to merger and acquisition related costs	$0.12	$0.00
Adjusted EPS	$0.26	$0.23

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Operating activities:
Net income	$ 2,268	$ 3,865
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	1,723	1,547
Loss on sale and abandonment of assets	4	11
Amortization of debt issuance costs	159	152
Non-cash stock-based compensation	361	496
Excess tax benefit related to stock option exercises	(181)	(198)
Provisions for losses on accounts receivable	23	85
Deferred income taxes	515	797
Change in operating assets and liabilities	(13,981)	93
Net cash (used in) provided by operating activities	(9,109)	6,848
Investing activities:
Purchase of leasehold improvements and equipment	(597)	(546)
Cost of contracts purchased	(237)	(273)
Proceeds from sale of assets	9	12
Capitalized interest	―	(32)
Net cash used in investing activities	(825)	(839)
Financing activities:
Proceeds from exercise of stock options	154	127
Tax benefit related to stock option exercises	181	198
Earn-out payment	(1,080)	—
Proceeds from (payments on) senior credit facility	6,700	(5,200)
Distribution to noncontrolling interest	(73)	(84)
Payments on long-term borrowings	(35)	(33)
Payments on capital leases	(136)	(131)
Net cash provided by (used in) financing activities	5,711	(5,123)
Effect of exchange rate changes on cash and cash equivalents	50	92
(Decrease) increase in cash and cash equivalents	(4,173)	978
Cash and cash equivalents at beginning of period	13,220	7,305
Cash and cash equivalents at end of period	$ 9,047	$ 8,283
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 895	$ 1,058
Income taxes	426	478

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Operating income	$4,856	$7,453
Depreciation and amortization expense	1,728	1,533
Non-cash compensation	361	496
Income tax paid	(426)	(478)
Income attributable to noncontrolling interest	(72)	(86)
Change in assets and liabilities	(14,675)	(992)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(834)	(851)
Operating cash flow	($9,062)	$7,075
Cash interest paid	(895)	(1,058)
Free cash flow (1)	($9,957)	$6,017
Decrease (increase) in cash and cash equivalents	4,173	(978)
Free cash flow, net of change in cash	($5,784)	$5,039

Sources (Uses) of cash:
Proceeds from (payments on) senior credit facility	$6,700	($5,200)
(Payments) on other borrowings	(171)	(164)
Proceeds from exercise of stock options	154	127
Tax benefit related to stock option exercises	181	198
(Payments) on earn-out	(1,080)	--
Total sources (uses) of cash	$5,784	($5,039)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	Three Months Ended
	March 31, 2012	March 31, 2011
Net cash provided by operating activities	($9,109)	$6,848
Net cash (used in) investing activities	(825)	(839)
Acquisitions	--	--
Distribution to noncontrolling interest	(73)	(84)
Effect of exchange rate changes on cash and cash equivalents	50	92
Free cash flow	($9,957)	$6,017

STANDARD PARKING CORPORATION
LOCATION COUNT

	March 31, 2012	December 31, 2011	March 31, 2011
Managed facilities	1,973	1,953	1,922
Leased facilities	199	201	208
Total facilities	2,172	2,154	2,130

Definition: The Company's year over year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.

CONTACT: G. MARC BAUMANN
         Executive Vice President and
         Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com